Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

Vitex Regains Compliance with NASDAQ Listing Requirements

Watertown, MA (March 30, 2005)—V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”) announced today that it has received formal notification from The Nasdaq Stock Market, Inc. (“Nasdaq”) that the Company has regained compliance with the minimum bid and shareholder equity requirements for continued listing on the Nasdaq National Market. This brings the Company into full compliance with the requirements for continued listing. There are no further actions required of the Company.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Vitex’s proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation. The Company’s separate INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites in blood products, and has demonstrated its ability to remove prion proteins. For more information on Vitex, please visit our web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the Company’s ability to execute plans to resume its clinical trial program for its lead product candidate, the INACTINE™ viral inactivation system for red blood cells, the execution of the Company’s financing plans, anticipated future clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.